Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
November 12, 2010	Cynthia Jamison-Brashier: (864) 250-6061
cjamison@palmettobank.com

The Palmetto Bank Hires Chief Financial Officer

Greenville, S.C. – The Palmetto Bank announced today that Roy D. Jones has been hired as the Chief Financial Officer with overall responsibility for all finance functions. “Roy is another addition to the outstanding senior management group we have assembled at The Palmetto Bank,” said Samuel L. Erwin, President and Chief Executive Officer. “Roy’s experiences and expertise in areas such as investor relations, stock exchange reporting, product and customer profitability analysis, and mergers and acquisitions are very important as we focus on our strategic objectives for the future. We are excited to add Roy to our existing team of experienced banking professionals with deep local relationships.”

Mr. Jones is a certified public accountant with twenty years of public accounting and finance experience in the banking industry. Mr. Jones most recently served as the Director of Finance and Investor Relations for a large regional bank headquartered in Greenville. Previously, he served in various finance positions at Bank of America, HomeSide Lending, and as the Chief Financial Officer of a community bank.

Mr. Jones will assume the role of Chief Financial Officer from Lee S. Dixon, and Mr. Dixon will continue in his other roles of Chief Operating Officer and Chief Risk Officer. Erwin continued, “When Lee took on the additional responsibilities as our CFO this past August, it was our intent to hire a CFO given the significance of Lee’s other responsibilities. With the addition of Roy to our finance team, we have even more financial depth and breadth to sharpen further our focus on the strategic initiatives that drive shareholder value.” The role of Chief Financial Officer is subject to regulatory approval; accordingly, Mr. Jones will initially join the Company on November 29 as the Chief Accounting Officer and then assume the role of Chief Financial Officer upon receipt of the necessary non-objections from the appropriate banking regulatory agencies.

About The Palmetto Bank

Headquartered in Greenville, South Carolina, The Palmetto Bank is a 104-year old independent state-chartered commercial bank and is the fifth-largest banking institution headquartered in South Carolina. The Palmetto Bank has assets of $1.4 billion and serves the Upstate through 29 banking locations in Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Pickens, Spartanburg and York counties. The Bank specializes in providing personalized community banking services to individuals and small to mid-size businesses including Retail and Commercial Banking, Mortgage, Trust, Brokerage, and Insurance. Additional information may be found at the Company’s web site at www.palmettobank.com.